UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 9, 2008

WHITNEY INFORMATION NETWORK, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2008, the Board of Directors of Whitney Information Network, Inc. (the “Company”) appointed Anne M. Donoho as the Company’s Chief Financial Officer.  Ms. Donoho had been serving as the Company’s interim Chief Financial Officer since December 4, 2007.  In her role as Chief Financial Officer, Ms. Donoho is the principal financial officer and principal accounting officer of the Company.

Ms. Donoho, 50 years of age, joined the Company in November 2006 as Vice President, Finance, of the Company. In her role as Vice President, Finance, she was responsible for the Company’s SEC reporting, controllership functions, financial systems and Sarbanes–Oxley compliance, among other responsibilities. Prior to joining the Company, she served as an independent financial consultant for 10 years engaging in interim accounting, SEC reporting and finance assignments for publicly–held e–commerce, retail and financial services companies. Prior to that, she served in various corporate controller, accounting, financial reporting and internal audit positions with Broadway Department Stores (1995–1996), The Walt Disney Company (1990–1994), Restaurant Enterprises Group, Inc. (1986–1990), Denny’s Inc. (1983–1986) and American Airlines (1981–1983). She was employed as an audit staff with Ernst & Young (then Ernst & Whinney) from 1979 to 1981. Ms. Donoho holds a B.S. in Accounting from San Diego State University and an M.B.A. from the University of Southern California.

The Compensation Committee of the Company’s Board of Directors is currently negotiating with Ms. Donoho regarding her employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 15, 2008	WHITNEY INFORMATION NETWORK, INC.

/s/ John F. Kane
John F. Kane
Interim President